Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of them, of a statement on Schedule 13D (including amendments thereto) with respect to ordinary shares, €0.01 nominal value per share, and that this agreement be included as an Exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: October 11, 2016	Avast Software B.V.

	By:	/s/ Alan Rassaby
	Name:	Alan Rassaby
	Title:	Managing Director A

	By:	/s/ Stefan Boermans
	Name:	Stefan Boermans
	Title:	Managing Director B

Avast Holding B.V.

	By:	/s/ Alan Rassaby
	Name:	Alan Rassaby
	Title:	Managing Director A

	By:	/s/ Stefan Boermans
	Name:	Stefan Boermans
	Title:	Managing Director B